UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ASHWORTH, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROPOSAL NO. 1. ELECTION OF DIRECTORS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS TO BE HELD THURSDAY, AUGUST 30, 2007
THE COMPANY’S DIRECTOR NOMINEES
CONTINUING DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report of the Audit Committee
Report of the Compensation and Human Resources Committee
Executive Officers of the Company
Executive Compensation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* Among Ashworth, Inc., The NASDAQ Composite Index And SIC Code 2300 — 2399
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
ANNUAL REPORT
INCORPORATION BY REFERENCE
OTHER MATTERS

ASHWORTH, INC.
2765 Loker Avenue West
Carlsbad, California 92010
(760) 438-6610
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, AUGUST 30, 2007
     The 2007 Annual Meeting of Stockholders of Ashworth, Inc., a Delaware corporation (the “Company”), will be held at The Broadmoor Resort, 1 Lake Avenue, Colorado Springs, Colorado, 80906, on Thursday, August 30, 2007 at 3:00 P.M. local time to:
1.	Elect four Class II directors of the Company to serve for the ensuing three years, and elect one Class I director until the Class I terms expire; and

2.	Vote to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2007.
     We will also transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. Stockholders of record at the close of business on July 2, 2007 will be entitled to vote at the annual meeting or any postponement or adjournment thereof. Please read the enclosed proxy statement carefully, as it contains important information.
     All stockholders, even those not planning to personally attend the Annual Meeting, are urged to sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope to ensure representation of your shares. Even if you submit a proxy card, you may still vote in person at the 2007 Annual Meeting of Stockholders.
     The Company’s Board of Directors unanimously recommends that you vote for the above proposals.

By the order of the Board of Directors

/s/ Halina Balys

Halina Balys Secretary
July 30, 2007

ASHWORTH, INC.
2765 Loker Avenue West
Carlsbad, California 92010
(760) 438-6610
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, AUGUST 30, 2007
     This proxy statement is furnished by the Board of Directors (the “Board”) of Ashworth, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment thereof. The Annual Meeting will be held at The Broadmoor Resort, 1 Lake Avenue, Colorado Springs, Colorado, 80906, on Thursday, August 30, 2007 at 3:00 P.M. local time. All proxies will be voted in accordance with the stockholders’ instructions contained therein. Proxies returned without instructions will be voted for the Company’s nominees, as described in this proxy statement and on the enclosed proxy card, and for ratification of the Company’s appointment of Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm. The Company anticipates that it will mail this proxy statement and the accompanying proxy on or about July 30, 2007 to all stockholders of the Company entitled to vote at the Annual Meeting.
     Any stockholder signing and returning the enclosed proxy may revoke it at any time before it is voted at the Annual Meeting by: (i) providing a timely, later-dated written revocation of proxy to the Secretary of the Company; (ii) providing a timely, later-dated amended proxy to the Secretary of the Company; or (iii) voting in person at the Annual Meeting.
Shares Outstanding and Voting Rights
     All voting rights are vested exclusively in the holders of the Company’s common stock, $.001 par value per share. Only stockholders of record at the close of business on July 2, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. On the Record Date, the Company had 14,650,130 shares of common stock outstanding, with each share entitled to one vote on all matters to be voted upon at the Annual Meeting, including with respect to the election of directors.
Votes Required
     The conduct of business at the Annual Meeting requires a quorum, meaning that stockholders representing a majority of the votes eligible to be cast must be present in person or represented by proxy. Under applicable law and the Company’s certificate of incorporation and bylaws, abstentions and broker non-votes—proxies submitted by brokers that do not indicate a vote on any of the items—count toward the quorum.
     If a quorum is present, directors will be elected by a plurality of the votes cast; the nominees receiving the highest total number of votes will be elected. Thus, abstentions and broker non-votes have no effect on the election of directors. Ratification of the Company’s appointment of Moss Adams as its independent registered public accounting firm requires the affirmative vote of a majority of shares present and voting, in person or by proxy, at the Annual Meeting. Therefore, abstentions count as votes against ratification of the appointment of Moss Adams, while broker non-votes have no effect because they are not counted as present and voting.
Solicitation of Proxies
     The Company’s directors, officers and employees may solicit proxies personally or by telephone, without additional salary or compensation to them. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for the cost of forwarding proxy solicitation materials to the beneficial owners of the Company’s stock held of record by such persons.
     The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to stockholders, will be borne by the Company.
PROPOSAL NO. 1.
ELECTION OF DIRECTORS
     The Company’s Board is divided into three classes with staggered three-year terms. Article 10 of the Company’s certificate of incorporation provides for three classes of directors, each consisting of one-third of the total number of directors. At each Annual Meeting of Stockholders, the directors of the class up for election are generally elected for a term of three years.
     The Company currently has three Class I directors, three Class II directors and three Class III directors, whose current terms expire, respectively, at the 2009, 2007 and 2008 Annual Meetings of Stockholders (in all cases subject to the election and qualification of their successors or their earlier death, resignation or removal). Pursuant to Article III, Section 2 of the Company’s bylaws, Mr. Peter M. Weil, who was moved from Class II to Class I in connection with the appointment of Mr. Eric S. Salus as director, is standing for election at the 2007 Annual Meeting of Stockholders and will serve until the 2009 Annual Meeting of Stockholders (subject to the election and qualification of his successor or his earlier death, resignation or removal). Mr. Eric S. Salus was appointed to the Board subsequent to the 2006 Annual Meeting of Stockholders and is standing for election as a Class II director. Upon the recommendation of the Corporate Governance and Nominating Committee, in addition to Messrs. Weil and Salus, the Board has nominated Detlef H. Adler, Stephen G. Carpenter and Michael S. Koeneke as Class II directors.
     The Class II directors elected at the 2007 Annual Meeting of Stockholders will serve until the 2010 Annual Meeting of Stockholders (subject to the election and qualification of their successors or their earlier death, resignation or removal). All directors have confirmed to the Company that they are willing to serve for the terms indicated.
     The Board recommends that you vote your shares FOR the election of: Peter M. Weil, as a Class I director; and Detlef H. Adler, Stephen G. Carpenter, Michael S. Koeneke and Eric S. Salus, as Class II directors.

THE COMPANY’S DIRECTOR NOMINEES

				Present	New
			Director	Term	Term
	Age	Title	Since	Expires	Expires
Class I

Peter M. Weil* (4)	56	Director, Chief Executive Officer	2006	2007	2009

Class II

Detlef H. Adler (2) (3)	49	Director	2006	2007	2010

Stephen G. Carpenter (1) (3) (4)	67	Director, Corporate Governance and Nominating Committee Chairman	1997	2007	2010

Michael S. Koeneke	60	Director Nominee	N/A	N/A	2010

Eric S. Salus (4)	53	Director	2007	2007	2010
CONTINUING DIRECTORS

				Present
			Director	Term
	Age	Title	Since	Expires

Class I

John M. Hanson, Jr. (1) (3)	67	Director, Audit Committee Chairman	1994	2009

James B. Hayes (2) (3) (4)(5)	69	Chairman of the Board	2004	2009

Class III

David M. Meyer (2) (4)(5)	38	Director	2006	2008

James G. O’Connor (1) (2)	64	Director, Compensation and Human Resources Committee Chairman	2005	2008

John W. Richardson (1) (2)	62	Director	2005	2008

(1)	Member of the Audit Committee.

(2)	Member of the Compensation and Human Resources Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

(4)	Member of the Special Committee.

(5)	As previously reported in the Company’s Form 8-K filed on June 6, 2006, it is expected that Mr. Hayes will retire as the Chairman of the Board but continue as a Director and Mr. Meyer will serve as the Chairman of the Board effective on the date of the 2007 Annual Meeting.

*	As noted above, in connection with the appointment of Mr. Salus to the Board, Mr. Weil was moved from Class II to Class I. Pursuant to the Company’s bylaws, Mr. Weil is required to stand for election at the 2007 Annual Meeting of Stockholders.
     Mr. Koeneke’s name was submitted to the Corporate Governance and Nominating Committee for consideration as a director candidate by Mr. Meyer who is a current director. Messrs. Koeneke and Meyer are the Managing Members of Knightspoint Partners LLC which is part of a group (filing on Schedule 13D) that is a major shareholder of Ashworth, Inc.
     There are no family relationships among the directors, director nominees and executive officers of the Company. The principal occupation of each director and director nominee for the last five years, as well as other information, is set forth below.
Detlef H. Adler. Mr. Adler is the Chief Executive Officer (“CEO”) of the Seidensticker Group, which is both a supplier of woven shirts to the Company and a significant shareholder of the Company (owning approximately 5% of the outstanding shares). Mr. Adler has been with Seidensticker since 1994 and served as the Chief Financial Officer from 1994 to 1996, when he was named its CEO. From 1989 to 1994, he served as the Director of Finance for Goldwell AG, then a subsidiary of Kao Corp. Japan, where he oversaw the finance-related functions of all international subsidiaries.
Stephen G. Carpenter. Mr. Carpenter was a commercial banker for 36 years and has been retired since 1998. He was with California United Bank and served as Chairman and Chief Executive Officer from 1994 to 1998 and President and Chief Executive Officer from 1992 to 1994. Prior to 1992, Mr. Carpenter served as Vice Chairman of Security Pacific Bank for three years, as Executive Vice President with Wells Fargo Bank for seven years, and as Senior Vice President of First National Bank of Boston for 17 years. He also served as a director of the Los Angeles Board of the Federal Reserve Bank of San Francisco. Currently, Mr. Carpenter serves as the non-employee Chairman of California United Bank, a new commercial bank formed in 2004 and opened in June 2005.
John M. Hanson, Jr. Mr. Hanson is a certified public accountant. He was a stockholder and officer of the accounting firm John M. Hanson & Co. from 1968 until his retirement in 1998. He now practices as a tax specialist for a limited number of clients.
James B. Hayes. In July 2001, Mr. Hayes retired as President and Chief Executive Officer of Junior Achievement, Inc., a not-for-profit organization providing economic education for young people in the U.S. and throughout the world. Mr. Hayes served as Chairman of Junior Achievement’s national board of directors from 1991 to 1993 and as a board member from 1987 to 1995. Prior to 1995, Mr. Hayes had a 35-year career in magazine publishing. He was Publisher of FORTUNE Magazine from 1986 to 1994. Mr. Hayes also served as Publisher of DISCOVER Magazine from 1984 to 1986, and Advertising Sales Director of MONEY Magazine from 1982 to 1984. He held a number of executive positions with SPORTS ILLUSTRATED from 1959 to 1982.

Michael S. Koeneke. Mr. Koeneke is a Managing Member of Knightspoint Partners LLC, an investment firm he co-founded in 2003. Since 2004, Mr. Koeneke has served as a member of the Board of Directors of CPI Corp., a consumer services company that operates the Sears Portrait Studios. Mr. Koeneke joined the Board of Sharper Image Corporation in 2006. Mr. Koeneke was the co-head and then the Chairman of Global Mergers and Acquisitions at Merrill Lynch & Co. from 1993 to 2002. Prior to that, Mr. Koeneke was the Head of Global Mergers and Acquisitions at Credit Suisse First Boston.
David M. Meyer. Mr. Meyer is a Managing Member of Knightspoint Partners LLC, an investment firm he co-founded in 2003. Mr. Meyer was appointed to the Company’s Board of Directors on May 8, 2006. Since 2004, Mr. Meyer has served as Chairman of the Board of Directors of CPI Corp., a consumer services company that operates the Sears Portrait Studios, and served, from 2004 to 2005, as a member of the interim Office of the Chief Executive of CPI Corp. Mr. Meyer joined the Board of Directors of Sharper Image Corporation in 2006 and presently serves as Chairman of its Compensation Committee. From 1995 to 2002, Mr. Meyer served in various capacities at Credit Suisse First Boston, including as a director in the Mergers and Acquisitions and Global Industrial and Services Groups in the firm’s London office. Mr. Meyer received a B.S. in Engineering/Operations Research from Princeton University in 1990 and an M.B.A. from Stanford University in 1995.
James G. O’Connor. In January 2005, Mr. O’Connor retired from his position as Ford Motor Company Group Vice President for North America Marketing, Sales and Service. Mr. O’Connor was responsible for overseeing Ford, Lincoln-Mercury and Ford Customer Service divisions, Dealer Development, Ford Performance Group, Global Marketing and export markets around the world. From 1998 to 2002, he was Ford Motor Company Vice President and President of Ford Division responsible for the marketing, sales and distribution of all Ford brand cars and trucks in the U.S.
John W. Richardson. Mr. Richardson was appointed the Executive Vice President and Chief Financial Officer of Qwest Communications International (“Qwest”), a global provider of a variety of telecommunications services, effective April 1, 2007. Mr. Richardson joined Qwest in April 2003 and served as the Senior Vice President and Controller until April 2004 when he was also designated the Chief Accounting Officer. From October 2002 to April 2003, Mr. Richardson was an independent consultant. In October 2002, Mr. Richardson retired from Goodyear Tire & Rubber Company (“Goodyear”), a worldwide manufacturer of tires, engineered products and chemicals, where he served as the Vice President of Finance of the North American Tire unit from 1999 to 2002. Mr. Richardson held general management and financial positions within the Goodyear operations in Great Britain and Ohio from 1967 to 1999. Mr. Richardson holds a Certified Public Accountant license from the state of Ohio (inactive) and received a B.B.A. degree from Ohio University in 1967.
Eric S. Salus. Mr. Salus has 30 plus years of experience in retail. He has held a variety of senior executive positions with three divisions of the Federated Department Stores from 1997 to 2005. Most recently he served as the President of Macy’s Home Store from 2004 to 2005 and was responsible for five separate operating divisions across the country. From 2003 to 2004 he served as the President of Bon Macy’s, a company with 52 stores in five states. From 2000 to 2003 Mr. Salus served as the Executive Vice President of Macy’s Home Store and Cosmetics and from 1997 to 2000 he served as the Executive Vice President of Macy’s Home Store. Prior to that Mr. Salus held a variety of merchandising and marketing management positions with Dick’s Sporting Goods and May Department Stores. Mr. Salus received a B.A. degree in Business from University of Missouri in 1975. Mr. Salus currently serves on the Board of Directors of Oneida Ltd. (a privately held dinnerware, flatware and giftware company) as well as the Board of Directors of The National Housewares Charity Foundation.
Peter M. Weil. Mr. Weil, our Chief Executive Officer, previously served as a full-time consultant to the Company and member of the Company’s Office of the Chairman (an interim executive body utilized until a new Chief Executive Officer was identified) from September 12, 2006 until October 30, 2006 when he was appointed as Chief Executive Officer. Mr. Weil was appointed to the Company’s Board of Directors on May 8, 2006 and continues to serve as a member of the Board. Mr. Weil is currently an inactive Partner of Lighthouse Retail Group LLC, a consulting firm specializing in improving operating and positioning strategies for retailers. From 1996 to 2004, Mr. Weil served as Senior Vice President/Director of Management Horizons (formerly, PricewaterhouseCoopers — retail consulting group). His consulting clients have included Hewlett Packard, Disney, Brooks Brothers, Nordstroms, Family Dollar and Loblaws. Mr. Weil previously held Senior Vice President positions with Macy’s, Marshalls and J Baker/Morse Shoe in merchandising and supply chain management. Mr. Weil holds an M.B.A. from the Harvard Business School and a B.A. from the University of Michigan.
PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board (the “Audit Committee”) has selected Moss Adams to serve as our independent registered public accounting firm for the fiscal year ending October 31, 2007. Representatives of Moss Adams are expected to be at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Reasons for the Proposal
     Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Audit Committee is seeking ratification of its selection of Moss Adams from our stockholders as a matter of good corporate practice. If the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of Moss Adams and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and those of our stockholders.
     The Board recommends that you vote FOR ratifying the selection of Moss Adams as the Company’s independent registered public accounting firm.

Communicating with the Directors
     Stockholders may communicate with the Board, its Committees, Mr. James B. Hayes, who is the Company’s current Chairman, or any other member of the Board by sending a letter, care of our Corporate Secretary, to 2765 Loker Avenue West, Carlsbad, CA 92010. The Board’s policy is to have all stockholder communications compiled by the Corporate Secretary and forwarded directly to the Board, the Committee or the director, as indicated in the letter. All letters will be forwarded to the appropriate party. The Board reserves the right to revise this policy in the event that this process is abused, becomes unworkable, or otherwise does not efficiently serve the purpose of the policy.
Director Independence
     The Board has determined that none of the Company’s directors, with the exception of Eric S. Salus and Peter M. Weil, has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) unrelated to his service as a director and that all of the Company’s directors, with the exception of Messrs. Salus and Weil, are independent under the Nasdaq Stock Market, Inc. (“NASDAQ”) listing standards. On June 5, 2007, Mr. Salus entered into an agreement with the Company dated as of June 1, 2007 whereby Mr. Salus will provide consulting services relating to corporate management and operations (the “Agreement”). In addition to his service as a director, Mr. Salus provides consulting services to the Company five business days per calendar month. For such services, Mr. Salus received an upfront, non-refundable, one-time cash retainer of $25,000 and receives monthly cash compensation of $15,500 in addition to the cash compensation he receives as a non-employee director. As additional compensation under the Agreement, the Company granted to Mr. Salus a non-qualified stock option grant covering 10,000 shares of Ashworth’s common stock, with an exercise price equal to 100% of fair market value of the common stock on the date of grant. The foregoing option shall vest 50% on September 30, 2007 and 50% on March 31, 2008. Except in the context of a change in control, vesting shall cease upon termination of the Agreement, for any reason, and the vested portion of the option shall remain exercisable for a period of five (5) years after the date of grant. The foregoing option grant is in addition to, and not in lieu of, any and all stock option grants to Mr. Salus for his continuing service on the Board. The consulting engagement under the Agreement shall continue until March 30, 2008, but may be earlier terminated by either party with 60-days notice. Mr. Weil serves as the Company’s Chief Executive Officer. Due to these relationships, Messrs. Weil and Salus do not qualify as independent directors under NASDAQ listing standards.
Meetings and Committees of the Board
     The Company has standing Audit, Compensation and Human Resources, and Corporate Governance and Nominating Committees, as well as the Special Committee, which are discussed below.
The Audit Committee
     The Audit Committee represents the Board in assessing the independence and objectivity of the Company’s independent registered public accounting firm, the integrity of management, the appropriateness of accounting policies and procedures and the adequacy of disclosures to stockholders. In this regard, the Audit Committee assists the Board by reviewing the financial information disclosure, the internal control over financial reporting established by management and the internal and external audit process. The Audit Committee is also responsible for the selection and retention of an independent registered public accounting firm to audit the financial statements of the Company and its divisions and subsidiaries.
     The Audit Committee currently consists of Messrs. Hanson (Chairman), Carpenter, O’Connor and Richardson. The Audit Committee has been established in accordance with NASDAQ and Securities and Exchange Commission (“SEC”) rules and regulations, and all of the members of the Audit Committee are independent as independence for audit committee members is defined under applicable NASDAQ listing standards and SEC rules and regulations. The Audit Committee and the Board have determined that each of Mr. Hanson and Mr. Richardson qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. The Audit Committee has the authority to retain legal and other advisors of its choice, at the Company’s expense, which advisors report directly to the Audit Committee. The Audit Committee Charter is accessible via the Company’s website at www.ashworthinc.com under the heading “Investor Info.”
The Compensation and Human Resources Committee
     The Compensation and Human Resources Committee assists the Board of Directors in discharging its responsibilities relating to the compensation for executive officers and outside directors and makes recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans. The Compensation and Human Resources Committee currently consists of Messrs. O’Connor (Chairman), Adler, Hayes, Meyer and Richardson, all of whom are independent directors as independence is defined under the NASDAQ listing standards. The Compensation and Human Resources Committee has the authority to retain legal and other advisors of its choice, at the Company’s expense, which advisors report directly to the Compensation and Human Resources Committee. The Compensation and Human Resources Committee Charter is accessible via the Company’s website at www.ashworthinc.com under the heading “Investor Info.”
Compensation and Human Resources Committee Interlocks and Insider Participation.
     The members of the Compensation and Human Resources Committee, Messrs. O’Connor, Adler, Hayes, Meyer and Richardson, are not current or former officers or employees of the Company. There are no Compensation and Human Resources Committee interlocks between the Company and other entities involving Ashworth’s executive officers and directors.
     The Corporate Governance and Nominating Committee
     The Board of Directors established the Corporate Governance and Nominating Committee in January 2004. The purpose of the Corporate Governance and Nominating Committee is to assist the Board by identifying qualified individuals to become directors of the Company, to consider and recommend to the Board the director nominees for each annual meeting of stockholders and to fill vacancies on the Board, to consider and recommend to the Board the composition of the Board, its committees and the chairpersons thereof, to monitor and assess the effectiveness of the Board and its committees, and to perform a leadership role in shaping and implementing the Company’s corporate governance policies. The Company has adopted several corporate governance policies among which are policies specifying the minimum number of independent and total directors, limiting each director’s service to a maximum number of public company boards, limiting the length of service for non-employee directors and designating stock ownership levels for the Company’s directors and listed executive officers. The Corporate Governance and Nominating Committee currently consists of Messrs. Carpenter (Chairman), Adler, Hanson and Hayes, all of whom are independent directors as independence is defined under applicable NASDAQ listing standards. The Corporate Governance and Nominating Committee has the authority to retain legal and other advisors of its choice, at the Company’s expense, which advisors report directly to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee Charter is accessible via the Company’s website at www.ashworthinc.com under the heading, “Investor Info.”
     The Corporate Governance and Nominating Committee considers stockholder nominations for candidates for membership on the Board when properly submitted in accordance with the Company’s bylaws. The Corporate Governance and Nominating Committee will review and evaluate such stockholder nominations in the same manner as it evaluates all other nominees.
     The Company’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if advance written notice of such stockholder’s intent to make such nomination has been given to the Company’s Secretary in accordance with the Company’s bylaws. Each notice must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class and number of shares of the Company’s stock which are beneficially owned by the stockholder and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (v) the consent of each nominee to serve as a director of the Company if so elected.
     In addition to stockholder nominations as described above, the Corporate Governance and Nominating Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Stockholders may also recommend director nominees for consideration to the Corporate Governance and Nominating Committee by submitting the names and any relevant information to our Corporate Secretary at 2765 Loker Avenue West, Carlsbad, CA 92010. Once a potential nominee has been identified, the Corporate Governance and Nominating Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee’s judgment and skills, such as experience at a strategy/policy setting level, financial sophistication, leadership and objectivity, all in the context of the perceived needs of the Board of Directors at that point in time. The Board of Directors believes that, at a minimum, all members of the Board should have the highest professional and personal ethics and values. In addition, each member of the Board must be committed to increasing stockholder value and should have enough time to carry out his or her responsibilities as a member of the Board.
The Special Committee
     The purpose of the Special Committee is to review, analyze and consider strategic alternatives for the Company and to promptly report all conclusions and recommendations to the Company’s full Board for the Board’s information and consideration of any binding action. Except as expressly provided in its Charter, the Special Committee acting alone shall not have any power to act on behalf of or otherwise bind the Company in any way. The Special Committee currently consists of Messrs. Meyer (Chairman), Carpenter, Hayes, Salus and Weil. The Special Committee has the authority to advise on and recommend to the full Board regarding the need for retaining any outside counsel, experts or other advisors it determines appropriate to assist it in the full performance of its functions. In September 2006, the Special Committee determined that future meetings would be held only if and when strategic alternatives opportunities were presented. The Special Committee Charter is accessible via the Company’s website at www.ashworthinc.com under the heading, “Investor Info.”
Board and Committee Meetings
     During fiscal year 2006, the Board of Directors met in person seven times, met telephonically 17 times and took action twice by written consent in lieu of a meeting. During fiscal year 2006: the Audit Committee met in person six times and met telephonically six times; the Compensation and Human Resources Committee met in person seven times and met telephonically twice; the Corporate Governance and Nominating Committee met in person five times and met telephonically five times; and the Special Committee met telephonically five times. During fiscal year 2006, each of the directors attended at least 75% of the aggregate number of the Board of Directors’ meetings and meetings of the Committees on which they served.
Policy Regarding Director Attendance at Annual Meetings
     The Company encourages director attendance at its Annual Meetings of Stockholders and requests that directors make reasonable efforts to attend such meetings. The Company’s 2006 Annual Meeting of Stockholders was attended by all of the members of the then-current Board of Directors.
Report of the Audit Committee
     The Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work.
     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the principal responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm opines on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.
     In its oversight of the financial reporting process, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the

Company’s audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 89 (Audit Adjustments) and Statement on Auditing Standards No. 90 (Audit Committee Communications). Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2006, for filing with the Securities and Exchange Commission.
This report was submitted by
the Audit Committee:
John M. Hanson, Jr., Chairman
Stephen G. Carpenter
James G. O’Connor
John W. Richardson
Report of the Compensation and Human Resources Committee
     The Compensation and Human Resources Committee establishes and supervises the administration of compensation strategy and policy. The Company’s executive compensation program is designed to: provide competitive levels of compensation in order to attract, retain and motivate skilled employees; tie individual total compensation to individual performance and the Company’s success; and align the interests of the Company’s executive officers with those of its stockholders. The Compensation and Human Resources Committee periodically reviews the Company’s compensation strategy to evaluate its effectiveness in attaining the above goals.
Overview of Executive Compensation Program
     The Company’s executive compensation program is designed to align the interests of the Company’s executives with those of the Company’s stockholders. Executive compensation currently consists of three components: Base Salary; Annual Bonus; and Stock Option Grants. Each component of the compensation package and its rationale is outlined below. The Company’s standard for appropriate cash compensation is that equivalent to the 75th percentile of the apparel industry peer group.
     The base salary for each position is reviewed annually and adjusted based upon each individual executive’s performance and potential. The Compensation and Human Resources Committee believes that keeping base salaries competitive with industry peers helps to retain executives.
     The Company’s bonus program rewards executives for their individual performance, as measured against standards established in consultation with each executive, their contributions to the development and retention of employees, their division’s performance, and, for senior executives, the Company’s overall performance.
     Total compensation for executive officers also includes long-term incentives offered in the form of stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional grants. The Board believes that stock option grants align the interests of each executive officer with the interests of stockholders since the executive can realize a gain only when the Company’s stock appreciates in value.
     In determining the amount of stock option grants, the Compensation and Human Resources Committee considers the contributions of each executive to his or her division, the overall success of the Company in the past fiscal year, each executive’s potential contribution to the Company, his or her contribution to the development of his or her peers and subordinates, the responsibilities to be assumed by each executive in the upcoming fiscal year and appropriate incentives for the promotion of the long-term growth of the Company. The Company fixes the exercise price of the options at the common stock’s fair market value on the date of the grant.
Stock Ownership Guidelines
     The Company has adopted Stock Ownership Guidelines (the “Guidelines”) for the Company’s non-employee directors, the Chief Executive Officer and President (“CEO”), the Chief Financial Officer (“CFO”), the Executive Vice President (“EVP”) and the Senior Vice President (“SVP”) levels of executive management.
     The Guidelines are as follows:
1.	each non-employee director – three (3) times the annual retainer;

2.	the CEO – two (2) times the annual base salary;

3.	each EVP and the CFO – one and a half (1.5) times the annual base salary; and

4.	each SVP – one (1) times the annual base salary.
     The persons in positions covered by the Guidelines must retain stock acquired on option exercises equaling a value of at least 50% of their net after-tax profits on each exercise of options granted on or after March 24, 2004 until the individual ownership goal is achieved.
Chief Executive Officer Compensation
     Mr. Weil was appointed to the position of Chief Executive Officer of the Company effective as of October 30, 2006. The Company entered into an employment agreement with Mr. Weil (the ”Employment Agreement”) on November 27, 2006. Mr. Weil’s Employment Agreement provides for compensation consisting of, among other things: an annual base salary of $400,000; a performance bonus opportunity of 50% of annual base salary under certain circumstances; a grant of options to purchase 100,000 shares of the Company’s common stock, with 50% of the options vesting on each of the first two anniversaries of the grant date; eligibility to participate in the Company’s 401(k) plan; coverage under the Company’s medical, dental and life insurance benefits programs; a clothing allowance in accordance with Company policy; an automobile allowance of $1,250 per month; and, an allowance for reasonable residential expenses, in lieu of moving expenses, until such time as the Compensation and Human Resources Committee or the Board takes further action, which will include housing and all reasonable expenses (to be grossed up for taxes, if applicable).

     If Mr. Weil is terminated without Cause (as defined in the Employment Agreement), then Mr. Weil will receive (1) severance compensation in an amount equal to 12 months of his then-current annual base salary and (2) accelerated vesting of all stock options granted under the Employment Agreement. Mr. Weil’s option vesting will also be accelerated as a result of a change of control. In the event that Mr. Weil becomes disabled (as defined in the Employment Agreement) during the term of this Agreement for a continuous period up to 90 days, or upon termination of his employment as a result of his death, the Company shall pay a pro rata share of the annual bonus in the year in which Mr. Weil was disabled or died.
     Randall L. Herrel, Sr. resigned from his position as Chief Executive Officer of the Company effective October 17, 2006. Mr. Herrel’s employment contract provided for a base salary of no less than $325,000 and permitted increases in salary, the grant of stock options and the award of a cash bonus at the discretion of the Compensation and Human Resources Committee. For achieving certain objectives as set forth in the fiscal 2004 bonus plan, Mr. Herrel was awarded bonuses totaling $150,000 as well as options to purchase 45,000 shares. After considering the Company’s overall performance, as measured by sales revenue, profitability, earnings per share and share valuation for fiscal year 2004, the Compensation and Human Resources Committee voted to increase Mr. Herrel’s salary for fiscal year 2005 to $425,000, but his salary was later reduced by 10% to $382,500 with Mr. Herrel’s consent, effective December 19, 2005. On June 1, 2006, the Committee approved the reinstatement of the full salary effective July 1, 2006.
     In connection with his resignation effective October 17, 2006, the Company and Mr. Herrel entered into the Agreement as to Ashworth, Inc. Executive Employment Agreement with Randall L. Herrel, Sr. (the “Herrel Agreement”), which amended and confirmed certain understandings regarding the Second Amended and Restated Executive Employment Agreement dated February 28, 2006 between the Company and Mr. Herrel (the “Employment Agreement”). The Herrel Agreement provided for, among other matters, (1) severance compensation in a cash amount equal to $629,349, (2) immediate vesting of all outstanding stock options upon termination, which will remain exercisable for two years after the date of termination, provided, however, that no option can be exercised beyond its original expiration date, (3) certain employee and other benefits for one year after the date of termination, including medical, dental, life and disability insurance, an automobile allowance of $1,250 per month, monthly dues for a country club membership, and an Ashworth® clothing allowance up to $100 per month, and (4) reimbursement for accrued but unpaid vacation and out-of-pocket business expenses reimbursable under the Employment Agreement. On October 17, 2006, the Company deposited $653,889 in a rabbi trust for Mr. Herrel for a period of six months. In May 2007, the balance in the rabbi trust account, net of payroll related taxes, was paid to Mr. Herrel.
This report was submitted by the
Compensation and Human Resources Committee:
James G. O’Connor, Chairman
Detlef H. Adler
James B. Hayes
David M. Meyer
John W. Richardson

Compensation of Non-Employee Directors
     Each non-employee director (1) receives $30,000 in annual cash compensation plus $1,000 for in-person attendance and $500 for telephonic attendance at each Board meeting or Committee meeting that is not held in conjunction with a Board meeting; (2) receives an option to purchase 10,000 shares of the Company’s common stock, vesting quarterly over a 12-month period, for service as a director; and (3) who serves as the Audit Committee chairman, the Compensation and Human Resources Committee chairman, the Corporate Governance and Nominating Committee chairman, the Special Committee chairman or the Lead Independent Director, if any, receives additional annual cash compensation of $10,000, $7,500, $5,000, $5,000 and $5,000, respectively, plus an option to purchase 5,000 shares of the Company’s common stock, vesting quarterly, over a 12-month period, for service as a Committee chairman or Lead Independent Director, if any. On March 19, 2007, the Compensation and Human Resources Committee approved additional cash compensation of $5,000 plus an option to purchase 5,000 shares of the Company’s common stock, vesting quarterly over a 12-month period, for service as the Chairman of the Special Committee, effective March 1, 2007.
     Effective September 12, 2006, James B. Hayes (formerly the Lead Independent Director) was appointed as the (non-executive) Chairman of the Board. For all services as Chairman of the Board and as a Director, in recognition of the time commitment associated with this position, Mr. Hayes was previously entitled to aggregate cash compensation of $200,000 per year, payable in monthly installments. In addition, Mr. Hayes received quarterly grants of stock options to purchase 5,000 shares (in addition to the option grants to all non-employee Directors) with an exercise price of 100% of fair market value on the date of grant and vesting on a daily basis over the three months after the date of grant, with the first grant of such options being made on September 12, 2006. Mr. Hayes received subsequent quarterly grants of options for 5,000 shares on each of December 12, 2006, March 12, 2007 and June 12, 2007. Effective March 1, 2007, in recognition of the reduced time commitment requirement, the aggregate cash compensation was reduced to $75,000 per year, payable in monthly installments, for all services provided by Mr. Hayes as the Chairman of the Board and as a Director. The quarterly grants of stock options to purchase 5,000 shares, as described above, will continue as long as Mr. Hayes continues to serve as the Chairman of the Board.
Executive Officers of the Company
     Below are the names and business backgrounds of the current executive officers of the Company (other than Mr. Weil, our CEO, whose business background is described above).
Edward J. Fadel, age 51
President
     Mr. Fadel re-joined the Company on May 23, 2007. He most recently served as Vice President of Merchandising at Greg Norman / Reebok. Previously, from 2005 to 2006, he served as Chief Strategist of Apparel at Ahead, Inc. where he formulated apparel and headwear strategies for both the Ahead men’s line and Kate Lord women’s line. Prior to that, Mr. Fadel served as Senior Vice President of Merchandising and Design at the Company from 2002 to 2004. Mr. Fadel joined the Company in 2001 and served as Vice President — Callaway Golf Apparel Merchandising and Design until his promotion in 2002. Mr. Fadel worked as a consultant with various apparel manufacturers from 2000 until 2001. Prior to that, Mr. Fadel founded and served as President of Elandale Golfwear, a women’s sportswear producer, from 1995 to 2000 and as President of Cutter & Buck Big & Tall (a division of The Jeremy Dold Co.) from 1992 to 1995.
Eric R. Hohl, age 45
Executive Vice President, Chief Financial Officer and Treasurer
Mr. Hohl joined the Company on March 19, 2007 from ISE Corporation where he served as Chief Financial Officer since April 2005. ISE Corporation designs, engineers and assembles hybrid and hydrogen drive systems for heavy duty vehicles. From March 2004 to April 2005, Mr. Hohl served as the Chief Financial Officer and Chief Operating Officer at B.B. Dakota, Inc., a women’s apparel company. From September 2000 to February 2004, Mr. Hohl served as Chief Financial Officer for Ritz Interactive, Inc., an E-commerce company.
Former Executive Officers
Randall L. Herrel, Sr. age 57
Chief Executive Officer
Mr. Herrel served as a Director and the Chief Executive Officer of the Company from December 1996 until his resignation effective October 2006. Mr. Herrel also served as the Company’s Chairman from April 2001 until September 2006 and as the President from December 1996 until September 2006. From 1994 to 1996, Mr. Herrel served as President and Chief Operating Officer of Quiksilver, Inc., a young men’s and women’s apparel company. Mr. Herrel joined Quiksilver in 1989 and also served at various times as Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary. Mr. Herrel resigned from the Company effective October 17, 2006.
Gary I. (“Sims”) Schneiderman, age 46
President
Mr. Schneiderman joined the Company in September 2001 and served as Vice President of Sales for Ashworth and Callaway Golf apparel Retail Sales until January 2004 when he was promoted to Senior Vice President of Sales and had the added responsibility for Callaway Golf apparel Green Grass Sales. In September 2005, Mr. Schneiderman was promoted to Executive Vice President of Sales, Marketing and Customer Service and in September 2006 he was promoted to President. Prior to joining the Company, Mr. Schneiderman was with Tommy Hilfiger USA where he served in a number of capacities including as National Sales Manager for men’s sportswear. Prior to 1990, he served as a Regional Sales Manager for Pincus Brothers Maxwell Tailored Clothing from 1985 to 1990. Mr. Schneiderman resigned from his position with the Company effective May 21, 2007.
Winston E. Hickman, age 64
Executive Vice President, Chief Financial Officer and Treasurer
Mr. Hickman joined the Company on February 23, 2006. Mr. Hickman previously served as Executive Vice President and Chief Financial Officer of REMEC, Inc., a NASDAQ-listed designer and manufacturer of advanced wireless subsystems used in commercial and defense communications applications. Mr. Hickman joined REMEC in 2003 from privately held Paradigm Wireless System, Inc. where, beginning in 2000, he was an investor, Chief Financial Officer and a member of the board of directors. Mr. Hickman has also served as board member, Chief Financial Officer and financial advisor to a number of public and private companies. Mr.

Hickman served as Chief Financial Officer of Pacific Scientific Company, a NYSE-listed company with sales in excess of $300 million. Prior to Pacific Scientific, he held senior financial positions at Rockwell International, Allied-Signal and Vans, Inc. He currently serves as a member of the board of directors of SRS Labs, Inc., a NASDAQ-listed company, where he is Chairman of the Audit Committee. Mr. Hickman holds an M.B.A. from the University of Southern California and a B.A. from California State University, Long Beach. Mr. Hickman resigned from his position with the Company effective November 17, 2006.
Peter E. Holmberg, age 55
Executive Vice President – Green Grass Sales and Merchandising
Mr. Holmberg joined the Company in July 1998 and served as the Director of Corporate Sales until December 1999. He served as Vice President of Corporate Sales from December 1999 to August 2001, when he was promoted to Senior Vice President of Sales and became responsible for Ashworth Green Grass Sales. Mr. Holmberg then served as the Senior Vice President of Merchandising and Design from May 2005 until his promotion to Executive Vice President of Merchandising, Design and Production in September 2005. From October 2006, Mr. Holmberg served as the Company’s Executive Vice President of Green Grass Sales and Merchandising. Prior to joining the Company, Mr. Holmberg served as National Corporate Sales Manager for Cutter & Buck, Inc., from 1995 to 1998, and as Regional Manager and Buyer for Patrick James, Inc. from 1992 to 1995. Mr. Holmberg was the proprietor of The Country Gentleman, an upscale retail store in Bellevue, Washington, from 1975 to 1992. Mr. Holmberg resigned from his position with the Company effective May 21, 2007.
Greg W. Slack, age 45
Vice President — Finance, Corporate Controller and Principal Accounting Officer
Mr. Slack was appointed Principal Accounting Officer on October 25, 2006. Mr. Slack joined the Company as Director of Internal Audit in October 2005, was promoted to Corporate Controller in February 2006 and appointed Vice President of Finance in July 2006. From September 2004 until October 2005, Mr. Slack worked on the Company’s Sarbanes-Oxley project as an independent consultant. Mr. Slack was with JMC Management, Inc. from December 2001 through August 2004 where he served as the Chief Financial Officer from January 2003 to August 2004 and as the Controller from December 2001 to January 2003. Prior to that Mr. Slack held various accounting related positions at Bay Logics, Inc. and PricewaterhouseCoopers LLP. He holds a Certified Public Accountant license from the State of California and a B.S. degree in Accountancy from San Diego State University. Mr. Slack resigned from his position with the Company effective July 27, 2007.

Executive Compensation
Summary Compensation Table
     The following information sets forth the compensation for the Company’s named executive officers for fiscal year 2006, as well as the compensation paid to each such individual for the two previous fiscal years.
Summary Compensation Table

	Annual Compensation						Long-Term Compensation
									Long-Term
							Securities		Incentive
	Fiscal				Other Annual		Underlying		Plan	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation		Options		Payouts	Compensation
		($)	($)		($)		(#)		($)	($)
Peter M. Weil (1)	2006	3,077	–		–		129,808	(2)	–	–
Chief Executive Officer	2005	–	–		–		–		–	–
	2004	–	–		–		–		–	–

Gary I. Schneiderman(3)	2006	288,180	125,000	(4)	–		20,000	(5)	–	–
Former President	2005	216,701	85,000	(6)	80,891	(7)	38,000	(8)	–	–
	2004	187,338	123,769	(9)	–		4,015	(10)	–	–

Peter E. Holmberg(11)	2006	211,754	–		–		–		–	–
Former Executive Vice	2005	197,716	–		–		35,000	(12)	–	–
President – Green Grass Sales and	2004	191,812	20,000		–		6,755	(10)	–	–
Merchandising

Winston E. Hickman(13)	2006	206,538	–		–		–		–	–
Former Executive Vice	2005	–	–		–		–		–	–
President, Chief Financial	2004	–	–		–		–		–	–
Officer and Treasurer										–

Gregory W. Slack(14)	2006	147,072	154,453	(15)	–		–		–	–
Former Vice-President – Finance,	2005	–	–		–		5,000	(5)	–	–
Corporate Controller and Principal	2004	–	–		–		–		–	–
Accounting Officer

Randall L. Herrel, Sr. (16)	2006	429,810	–		653,889	(17)	–		–	7,280	(18)
Former President and Chief	2005	422,074	–		–		45,000	(19)	–	4,209	(18)
Executive Officer	2004	387,231	150,000		–		17,713	(10)	–	4,209	(18)

(1)	Mr. Weil was appointed the Company’s Chief Executive Officer effective October 30, 2006. Under Mr. Weil’s employment agreement, Mr. Weil’s annual base salary is $400,000.

(2)	Mr. Weil was granted an option for 4,808 shares on June 1, 2006 for service as a member of the Board of Directors. Mr. Weil was granted an option for 25,000 shares on September 12, 2006 upon entry into a consulting services agreement with the Company. Options for 12,100 shares of the 25,000 granted under the consulting services agreement were terminated upon Mr. Weil’s appointment as Chief Executive Officer effective October 30, 2006. On November 1, 2006, Mr. Weil was granted an option for 100,000 shares as part of his compensation as the Company’s Chief Executive Officer.

(3)	Mr. Schneiderman resigned from the Company effective May 21, 2007.

(4)	Mr. Schneiderman was paid a retention bonus of $85,000 in February 2006 and a retention bonus of $40,000 in January 2007 pursuant to an employment agreement.

(5)	Option grant made on offer of employment or pursuant to an employment agreement.

(6)	Mr. Schneiderman was paid a retention bonus of $85,000 in September 2005 pursuant to an employment agreement.

(7)	Includes a payment of $45,000 for the purchase of a golf club membership plus $25,039 for the gross-up of applicable income taxes. Upon termination of his employment, Mr. Schneiderman was contractually required to reimburse the golf club membership cost to the Company, which was waived in connection with Mr. Schneiderman’s resignation from the Company.

(8)	Includes 20,000 options granted pursuant to an employment agreement and 18,000 options granted on December 21, 2004 based upon performance for fiscal year 2004.

(9)	Mr. Schneiderman’s bonus in fiscal 2004 consists of $78,769 earned for calendar year 2003 and $45,000 earned for fiscal year 2004.

(10)	Option grant made in fiscal year 2004 based upon performance for fiscal year 2003.

(11)	Mr. Holmberg resigned from the Company effective May 21, 2007.

(12)	Includes 20,000 options granted pursuant to an employment agreement and 15,000 options granted on December 21, 2004 based upon performance for fiscal year 2004.

(13)	Mr. Hickman joined the Company on February 23, 2006 and served as Executive Vice President, Chief Financial Officer and Treasurer until he resigned effective November 17, 2006.

(14)	Mr. Slack joined the Company on October 10, 2005 and served as Director of Internal Audit until February 8, 2006 when he was promoted to Corporate Controller. Mr. Slack was promoted to Vice President of Finance on July 17, 2006 and appointed the Principal Accounting Officer on October 25, 2006. Mr. Slack resigned from his position with the Company effective July 27, 2007.

(15)	Mr. Slack was paid a retention bonus of $145,603 in September 2006 pursuant to an employment agreement and a bonus of $8,850 based upon performance for fiscal year 2006.

(16)	Mr. Herrel resigned effective October 17, 2006.

(17)	Mr. Herrel’s severance payment of $653,889 pursuant to an agreement related to Mr. Herrel’s employment agreement was deposited in a rabbi trust account on October 17, 2006 and was paid to Mr. Herrel on May 1, 2007.

(18)	Includes a $1,138 premium payment made for life insurance and a $3,071 premium payment made for disability insurance for fiscal years 2005 and 2004. Fiscal year 2006 amount includes a $1,138 premium payment made for life insurance and a $6,142 premium payment made for disability insurance.

(19)	Option grant made on December 21, 2004 based upon performance for fiscal year 2004.

Fiscal Year 2006 Stock Option Grants
     The following table provides information regarding stock options granted under the Company’s equity incentive plans during fiscal year 2006 to the named executive officers.

	Individual Grants
					Potential Realizable
	Number of				Value at Assumed
	Securities	% of Total			Annual Rate of Stock
	Underlying	Options Granted			Price Appreciation
	Options	to Employees in	Exercise or	Expiration	for Option Term
	Granted	Fiscal Year	Base Price	Date	5%	10%
	(#)	(%)	($/sh)		($)	($)
Peter M. Weil	4,808 (1)	4.19	9.21	6/1/16	27,849	70,574

Peter M. Weil	25,000 (2)	21.78	6.55	9/12/11	45,241	99,971

Gary I. Schneiderman	20,000 (3)	17.42	6.55	9/12/16	121,691	308,389

Winston E. Hickman	23,555 (4)	20.52	8.49	2/23/16	125,773	318,733
Winston E. Hickman	26,444 (4)	23.03	8.49	2/23/16	141,193	357,810

(1)	These options were granted on June 1, 2006 for service as a member of the Board of Directors.

(2)	These options were granted on September 12, 2006 upon entry into a consulting services agreement. Options for 12,100 shares of the 25,000 granted were terminated upon Mr. Weil’s appointment as Chief Executive Officer effective October 30, 2006. On November 1, 2006, Mr. Weil was granted an option for 100,000 shares as part of his compensation as the Company’s Chief Executive Officer.

(3)	These options were granted per an employment contract.

(4)	These options terminated upon Mr. Hickman’s resignation effective November 17, 2006.
Aggregated Option Exercises and Fiscal Year-End Option Values
     The following table provides information on the number of options exercised and the value realized from such exercises in fiscal year 2006, as well as the number and value of the options remaining to each executive after such exercises.

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money Options
	Shares Acquired		Options at Fiscal Year-End	at Fiscal Year-End
	on Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
	(#)	($)	(#)	($)
Peter M. Weil	–	–	15,208 / 100,000	84,495 / 0
Gary I. Schneiderman(1)	–	–	47,015 / 20,000	30,250 / 131,000
Peter E. Holmberg(2)	–	–	55,755 / 0	228,510 / 0
Greg W. Slack.(3)	–	–	5,000 / 0	0 / 0
Randall L. Herrel, Sr.(4)	99,000	225,910	147,213 / 0	580,938 / 0
Winston E. Hickman (5)	–	–	0/0	0/0

(1)	Mr. Schneiderman resigned effective May 21, 2007.

(2)	Mr. Holmberg resigned effective May 21, 2007.

(3)	Mr. Slack resigned effective July 27, 2007.

(4)	Mr. Herrel resigned effective October 17, 2006.

(5)	Mr. Hickman resigned effective November 17, 2006.
Executive Employment Agreements, Termination of Employment and Change in Control Arrangements
     The Company has previously entered into executive employment agreements with: Peter M. Weil, the Chief Executive Officer; Edward J. Fadel, President; Eric R. Hohl, Executive Vice President, Chief Financial Officer and Treasurer; Randall L. Herrel, Sr., former Chief Executive Officer and President; Winston E. Hickman, former Executive Vice President, Chief Financial Officer and Treasurer; Peter S. Case, former Executive Vice President, Chief Financial Officer and Treasurer; Peter E. Holmberg, the former Executive Vice President – Green Grass Sales and Merchandising; Gary I. “Sims” Schneiderman, the former President; and Greg W. Slack, the former Vice President of Finance, Corporate Controller and Principal Accounting Officer. Messrs. Slack, Schneiderman, Holmberg, Hickman, Herrel and Case resigned from the Company effective July 27, 2007, May 21, 2007, May 21, 2007, November 17, 2006, October 17, 2006 and February 1, 2006, respectively.
Agreements With Current Executive Officers
     In connection with Peter M. Weil’s appointment effective October 30, 2006 as Chief Executive Officer of Ashworth, Inc., the Company entered into an employment agreement with Mr. Weil (the “Weil Employment Agreement”) on November 27, 2006. The Weil Employment Agreement provides for compensation consisting of, among other things: an annual base salary of $400,000; a performance bonus opportunity of 50% of annual base salary under certain circumstances; a grant of options to purchase 100,000 shares of the Company’s common stock, with 50% of the options vesting on each of the first two anniversaries of the grant date; eligibility to participate in the Company’s 401(k) plan; coverage under the Company’s medical, dental and life insurance benefits programs; a clothing allowance in accordance with Company policy; an automobile allowance of $1,250 per month; and an allowance for reasonable residential expenses, in lieu of moving expenses, and until such time as the Compensation and Human Resources Committee or the Board takes further action, which will include housing and all reasonable expenses (to be grossed up for taxes, if applicable). If Mr. Weil is terminated without Cause (as defined in the Employment Agreement), then Mr. Weil will receive (1) severance compensation in an amount equal to 12 months of his then-current annual base salary and (2) accelerated vesting of all stock options granted under the Weil Employment Agreement. Mr. Weil’s option vesting will also be accelerated as a result of a termination resulting from a change of control. In the event that Mr. Weil becomes disabled (as defined in the Weil Employment Agreement) during the term of this Agreement for a continuous period up to 90 days, or upon termination of his employment as a result of his death, the Company shall pay a pro rata share of the annual bonus in the year in which Mr. Weil was disabled or died.
     Effective May 23, 2007, Edward J. Fadel was appointed President of the Company. The Company entered into an employment agreement (the “Fadel Employment Agreement”) with Mr. Fadel that provides for compensation which includes: an annual base salary of $240,000;

eligibility for up to a target bonus of 40% of base salary, with the actual payment subject to the Board’s discretion and in accordance with any applicable bonus plan; the grant of options to purchase 40,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on May 23, 2007 and with half of the options vesting on each of the first two anniversaries of Mr. Fadel’s employment with the Company (and which immediately vest upon Mr. Fadel’s termination without cause); and, a monthly auto allowance of $1,000, a monthly housing allowance of $2,500 for 12 months and coverage under the Company’s benefits programs. If Mr. Fadel is terminated without cause as defined in the Fadel Employment Agreement and he delivers a fully executed release and waiver of all claims against the Company, the severance provisions of the Fadel Employment Agreement grant him a lump sum payment of 25% to 50% of his then current annual salary, depending on the timing and circumstances of his termination.
     Effective March 19, 2007, Eric R. Hohl was appointed Executive Vice President, Chief Financial Officer and Treasurer of the Company. The Company entered into an employment agreement (the “Hohl Employment Agreement”) with Mr. Hohl that provides for compensation which includes: an annual base salary of $240,000; eligibility for up to a target bonus of 40% of base salary, with the actual payment subject to the Board’s discretion and in accordance with any applicable bonus plan; the grant of options to purchase 40,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on March 19, 2007, and with half of the options vesting on each of the first two anniversaries of Mr. Hohl’s employment with the Company; and coverage under the Company’s benefits programs. If Mr. Hohl is terminated without cause as defined in the Agreement and he delivers a fully executed release and waiver of all claims against the Company, the severance provisions of the Hohl Employment Agreement grant him: a lump sum payment of 25% to 50% of his then current annual salary, depending on the timing and circumstances of his termination and immediate vesting of the above stock options.
Agreements With Former Executive Officers
     In connection with certain Board and management changes on September 12, 2006, the Company and Randall L. Herrel, Sr., the Company’s Chief Executive Officer, entered into the Agreement as to Ashworth, Inc. Executive Employment Agreement with Randall L. Herrel, Sr. (the “Herrel Agreement”), which amended and confirmed certain understandings regarding the Second Amended and Restated Executive Employment Agreement dated February 28, 2006 between the Company and Mr. Herrel (the “Herrel Employment Agreement”). The Herrel Agreement provided for, among other matters, (1) Mr. Herrel’s confirmation that he would no longer be Chairman of the Board of Directors or President, and (2) Mr. Herrel’s continued service as Chief Executive Officer until such service was scheduled to terminate automatically on October 17, 2006, unless earlier terminated pursuant to the Herrel Agreement. Concurrent with the Herrel Agreement, Mr. Herrel submitted a letter of resignation (the “Resignation Letter”), which confirmed that Mr. Herrel’s resignation of all employment and director positions effective October 17, 2006 was not a result of any material disagreement with the Company as to its operations, policies or practices.
     The Herrel Agreement provided that if Mr. Herrel’s employment terminated on October 17, 2006 in accordance with the Resignation Letter or if he resigned earlier for Constructive Discharge (as defined in the Herrel Agreement), Mr. Herrel would receive (1) severance compensation in a cash amount equal to $629,349, (2) immediate vesting of all outstanding stock options upon termination, which will remain exercisable for two years after the date of termination, provided, however, that no option can be exercised beyond its original expiration date, (3) certain employee and other benefits for one year after the date of termination, including medical, dental, life and disability insurance, an automobile allowance of $1,250 per month, monthly dues for a country club membership, and a clothing allowance up to $100 per month, and (4) reimbursement for accrued but unpaid vacation and out-of-pocket business expenses reimbursable under the Herrel Employment Agreement.
     Had Mr. Herrel been terminated without Cause (as defined in the Herrel Agreement) or by death or disability prior to October 17, 2006, then Mr. Herrel would have been entitled to receive (1) severance compensation in a cash amount equal to $608,973 plus $582 per each calendar day that Mr. Herrel was employed by the Company after September 12, 2006 (including weekends and holidays) until the date of his termination, (2) immediate vesting of all outstanding stock options upon termination, which will remain exercisable for two years after the date of termination, provided, however, that no option can be exercised beyond its original expiration date, (3) certain employee and other benefits for one year after the date of termination, including medical, dental, life and disability insurance, an automobile allowance of $1,250 per month, monthly dues for a country club membership, and a clothing allowance up to $100 per month, and (4) reimbursement for accrued but unpaid vacation and out-of-pocket business expenses reimbursable under the Herrel Employment Agreement.
     Had Mr. Herrel been terminated prior to October 17, 2006 either for Cause by the Company or because Mr. Herrel resigned earlier for any reason other than Constructive Discharge, then the amount (if any) of severance compensation and benefits would have been determined in accordance with the relevant provisions of the Herrel Employment Agreement.
     The Herrel Employment Agreement provided for a base salary of not less than $325,000 and bonuses to be determined by the Board on the basis of merit and the Company’s financial success and progress. No cash bonus or stock options were awarded to Mr. Herrel under either the fiscal 2006 or fiscal 2005 bonus plans. For achieving certain objectives as set forth in the fiscal 2004 bonus plan, Mr. Herrel was awarded bonuses totaling $150,000 as well as options to purchase 45,000 shares. The Herrel Employment Agreement also provided, among other benefits, for a monthly automobile allowance and for the Company to maintain a life insurance policy for $1,000,000, the beneficiary of which may be named by Mr. Herrel. The Herrel Employment Agreement also included severance payments, ranging from one to two times his then annual base salary, upon termination of employment under specific circumstances, including death, termination without cause, or change of control. In addition, in case of death or termination without cause or in connection with a change of control, all of his unvested stock options would immediately vest.
     On February 23, 2006, the Company entered into an employment agreement with Winston E. Hickman which terminated in connection with his resignation effective November 17, 2006. The agreement provided for: a base salary of $300,000; a target bonus of 50% of base salary, with the actual payment subject to the Board’s discretion; the grant of options to purchase 50,000 shares of the Company’s common stock, with half of the options vesting on each of the first two anniversaries of Mr. Hickman’s employment with the Company; and coverage under the Company’s benefits programs. No bonus was awarded to Mr. Hickman for fiscal 2006. The agreement also provided that if Mr. Hickman had been terminated without Cause or resigned under certain specified circumstances, Mr. Hickman would have been entitled to: a lump sum payment of either one-half or all of his then current annual salary, depending on the timing and circumstances of his termination or resignation; a pro rata bonus; and immediate vesting of a pro rata number of stock options.
     In connection with Mr. Hickman’s resignation effective November 17, 2006 as Executive Vice President, Chief Financial Officer and Treasurer of Ashworth, Inc., the Company entered into a release agreement with Mr. Hickman (the “Release Agreement”) on November 16, 2006 whereby Mr. Hickman provided a standard release of any claims, complaints and lawsuits against the Company and other related entities and persons. The Release Agreement also provides that Mr. Hickman will receive continuing medical, dental and Exec-U-Care insurance coverage for a period of 18 months from December 1, 2006 through May 31, 2008 in exchange for ten (10) full days of consulting services to be provided by Mr. Hickman on reasonable and mutually agreed upon dates between November 20, 2006 and May 30, 2008, to assist with a professional transition of Executive Vice President and Chief Financial Officer responsibilities and to advise on related matters.
     On February 28, 2006, the Company entered into an Amended and Restated Employment Agreement with Gary I. “Sims” Schneiderman (the “Schneiderman Employment Agreement”). The Schneiderman Employment Agreement provided for: a minimum base salary of $300,000; bonuses to be determined by the Board on the basis of merit and the Company’s financial success and progress up to a maximum of 82.5% of his base salary; three guaranteed minimum non-compete/retention payments of $85,000 on September 12, 2005, $85,000 on November 24, 2005 and $40,000 following the close of final accounting records for fiscal year 2006; stock options to purchase 20,000 shares for each of fiscal years 2005, 2006 and 2007; an automobile allowance of $1,000 per month; and a club membership. The Schneiderman Employment Agreement also provided that if a Qualifying Termination (as defined in the Schneiderman Agreement) occurred, Mr. Schneiderman would be entitled to receive severance payments equal to 12 months of his then-current annual base salary, an additional cash payment of $50,000, payment of insurance premiums for a period of 12 months, and immediate vesting of all options.
     In connection with Mr. Schneiderman’s resignation effective May 21, 2007, on May 25, 2007, the Company entered into a severance and release agreement with Mr. Schneiderman (the “Schneiderman Severance Agreement”) which provides for a modification of prior employment agreements and arrangements with Mr. Schneiderman. Under the Schneiderman Severance Agreement, Mr. Schneiderman is entitled to the continuation of bi-weekly payments of his base salary, automobile allowance and club dues for nine (9) months, the continuation of his employee insurance benefits for twelve (12) months and a waiver of the requirement for Mr. Schneiderman to reimburse the Company for the cost of the club membership of $45,000. The Company received a customary release of all claims against the Company. Mr. Schneiderman was also entitled to acceleration of 20,000 outstanding stock options that were not yet vested, which were deemed vested as of May 21, 2007.
     Effective October 25, 2006, the Company and Peter E. Holmberg entered into the Amended and Restated Employment Agreement (the “Holmberg Employment Agreement”). Under the Holmberg Employment Agreement, Mr. Holmberg received an annual base salary of $225,000 and was eligible to earn an annual bonus up to a maximum of 40% of his annual base salary based and conditioned on the Company’s achievement of certain financial targets. Mr. Holmberg also received, among other things, an automobile allowance of $1,000 per month. If Mr. Holmberg was terminated within two years of the effective date of the Holmberg

Employment Agreement as a result of a Qualifying Termination (as defined in the Holmberg Employment Agreement) and if Mr. Holmberg delivered and did not revoke a fully executed release and waiver of all claims against the Company, then the Company was to pay Mr. Holmberg the equivalent of 12 months of his then-current annual base salary and continued insurance benefits for up to one year, which was to be in lieu of any other severance payment benefits that otherwise might at that time be available under the Company’s applicable policies; provided, however, that the Holmberg Employment Agreement was not intended to modify or supersede the change in control agreement between the Company and Mr. Holmberg.
     In connection with Mr. Holmberg’s resignation effective May 21, 2007, on May 25, 2007, the Company entered into a severance and release agreement with Mr. Holmberg (the “Holmberg Severance Agreement”) which provided for a modification of prior employment agreements and arrangements with Mr. Holmberg. Under the Holmberg Severance Agreement, Mr. Holmberg was entitled to a lump sum severance payment of $112,500 and an automobile allowance of $6,000 and he agreed to provide a customary release of all claims against the Company.
     The October 5, 2005 offer of employment agreement with Mr. Greg W. Slack provided for at-will employment with an initial annual salary of $125,000. The agreement also provided for initial options to purchase 5,000 shares of the Company’s common stock as well as the opportunity to earn a bonus of up to 20% of base salary based upon reaching certain performance-related goals. Effective February 10, 2006, the employment agreement was modified. Mr. Slack was promoted to Corporate Controller, his base annual salary was set at $140,000, and his bonus opportunity was increased to up to 25% of base salary. The February 2006 agreement also includes a retention bonus due and payable in two installment payments. The first installment payment made on September 11, 2006 was for $145,602. The second installment payment made on July 6, 2007 was for $44,250. Mr. Slack’s current annual salary is $177,000. Mr. Slack resigned from the Company effective July 27, 2007.
     On September 16, 2005, the Company entered into an employment agreement with Peter S. Case (the “Case Employment Agreement”), which terminated in connection with his resignation effective on February 1, 2006. The Case Employment Agreement provided for a base salary of $225,000 and bonuses to be determined by the Board on the basis of merit and the Company’s financial success and progress up to a maximum of 50% of the base salary, and a monthly automobile allowance. Mr. Case was also awarded options to purchase 20,000 shares of the Company’s stock with vesting on the first anniversary of the date of grant. No bonus was awarded to Mr. Case under the fiscal 2005 bonus plan. The Case Employment Agreement also provided that if a Qualifying Termination (as defined in the Case Employment Agreement) had occurred within two years of the effective date of the Case Employment Agreement, Mr. Case would have been entitled to severance payments equal to his then-current annual base salary, immediate vesting of the options awarded under the Case Employment Agreement, and continued insurance benefits for up to one year. Mr. Case submitted a letter of resignation, which confirmed that Mr. Case’s resignation of all employment positions effective February 1, 2006 was not a result of any material disagreement with the Company as to its operations, policies or practices.

Change in Control Agreements
     Additionally, the Company has entered into change in control agreements with the following current or former executives: Randall L. Herrel, Sr., Winston E. Hickman, Peter S. Case, Peter E. Holmberg, Gary I. “Sims” Schneiderman and Greg W. Slack. The change in control agreements with Messrs. Slack, Schneiderman, Holmberg, Hickman, Herrel and Case terminated due to their resignations from the Company. Upon a qualifying termination in connection with a change in control, as defined in each respective agreement, if the agreement were still in effect, the executive would be entitled to severance payments (generally equal to the executive’s highest base salary with the Company in the prior three years, except that Mr. Slack, if his agreement were still in effect, would receive an amount that is equal to nine months of his highest base salary for the prior three years, that Mr. Herrel, if his agreement were still in effect, would receive an amount equal to twice the sum of his highest base salary for the prior three years and his average bonus for the prior two years, and Mr. Hickman, if his agreement were still in effect, would receive an amount equal to one and a half times his highest base salary for the prior three years), grossed up for applicable excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. In addition, Mr. Herrel’s and Mr. Hickman’s change in control agreements, if they were still in effect, provide for the immediate vesting of all unexercised stock options and the continuation of insurance benefits for up to two years or 18 months, respectively. Mr. Slack’s change in control agreement provided for continuation of insurance benefits for up to nine (9) months. Effective as of February 28, 2006, the employment and change in control agreements for each of the then-current executive officers were amended in light of Section 409A of the Internal Revenue Code, as amended.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of June 30, 2007 (unless otherwise noted) by: (i) each person known by the Company to own beneficially more than 5% of the Company’s outstanding shares of common stock, (ii) each of the Company’s directors, (iii) the Company’s named executive officers, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, each person listed below has sole voting power and sole investment power with respect to shares shown as owned by him, her or it. Information as to beneficial ownership is based upon statements furnished to the Company or filed with the Securities and Exchange Commission by such persons.

					Percent
	Shares		Options (2)	Total	Owned (3)
Name and Address (1)	(#)		(#)	(#)	(%)

Detlef H. Adler	–		15,833	15,833	*
Stephen G. Carpenter	17,500	(4)	86,250	103,750	*
John M. Hanson, Jr.	87,200	(5)	81,250	168,450	1.1
James B. Hayes	10,500		67,623	78,123	*
Randall L. Herrel, Sr.(6)	–		64,747	64,747	*
Winston E. Hickman(7)	–		–	–	*
Peter E. Holmberg (8)	15,000		15,000	30,000	*
David M. Meyer	34,200		14,391	48,591 (9)	*
James G. O’Connor	15,500	(10)	42,083	57,583	*
John M. Richardson	–		16,375	16,375	*
Gary I. Schneiderman(11)	1,000		67,015	68,015	*
Greg W. Slack(12)	–		5,000	5,000	*
Peter M. Weil(13)	6,500		15,208	21,708	*
All executive officers and directors as a group (16 persons) (14)	188,400		493,692	682,092	4.5

Knightspoint Partners II, L.P.	2,130,458	(15)	18,141	2,148,599	14.6
787 Seventh Avenue, 9th Floor, New York, NY 10019

Dimensional Fund Advisors LP	1,222,332	(16)	—	1,222,332	8.3
1299 Ocean Avenue Santa Monica, CA 90401

Heartland Advisors, Inc.	1,044,737	(17)	—	1,044,737	7.1
789 North Water Street Milwaukee, WI 53202

Disciplined Growth Investors, Inc.	897,875	(18)	—	897,875	6.1
100 South Fifth St. Suite 2100 Minneapolis, MN 55402

Diker Management LLC	725,757	(19)	—	725,757	5.0
745 Fifth Avenue Suite 1409 New York, NY 10151

*	Less than one percent.

(1)	Unless otherwise indicated, the address for each stockholder is the same as the address of the Company.

(2)	Represents shares of common stock that may be acquired pursuant to currently exercisable stock options or stock options exercisable within 60 days of June 30, 2007.

(3)	Applicable percentage of ownership is based upon 14,650,130 shares of common stock outstanding as of June 30, 2007, together with applicable stock options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after June 30, 2007 are deemed outstanding for computing the percentage of ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage ownership of any other person.

(4)	The shares are owned by the Stephen G./Jannell S. Carpenter Trust. Stephen G. Carpenter and Jannell S. Carpenter have shared voting and investment powers.

(5)	69,700 of these shares are held by 7296 LTD, a family partnership. Mr. John M. Hanson, Jr. is the General Partner of 7296 LTD and has sole voting and investment powers. Mr. Hanson has direct ownership of the remaining 19,700 shares with sole voting and investment powers.

(6)	Mr. Herrel resigned from the Company effective October 17, 2006.

(7)	Mr. Hickman was appointed Executive Vice President, Chief Financial Officer and Treasurer effective February 23, 2006. Mr. Hickman resigned effective November 17, 2006.

(8)	Mr. Holmberg resigned from the Company effective May 21, 2007.

(9)	Includes 200 shares of common stock beneficially owned by Knightspoint Partners II, L.P. The General Partner of Knightspoint Partners II, L.P. is Knightspoint Capital Management II LLC. The sole Member of Knightspoint Capital Management II LLC is Knightspoint Partners LLC. Mr. Meyer is a managing member of Knightspoint Partners LLC, and thus is deemed to beneficially own shares owned by Knightspoint Partners II, L.P. The 48,591 shares beneficially owned by Mr. Meyer are also included in the 2,148,599 shares beneficially owned by the Knightspoint Group. (See footnote 15 below.)

(10)	The shares are owned by the James G. O’Connor Revocable Trust. Mr. O’Connor has sole voting and investment powers.

(11)	Mr. Schneiderman resigned from the Company effective May 21, 2007.

(12)	Mr. Slack was appointed the Principal Accounting Officer on October 25, 2006 and resigned from the Company effective July 27, 2007.

(13)	Mr. Weil was appointed the Chief Executive Officer effective October 30, 2006 and continues to serve as a director on the Company’s Board of Directors. Mr. Weil was appointed to the Board of Directors on May 8, 2006.

(14)	The “All executive officers and directors as a group” figure includes the ownership of two executive officers and a director who were appointed to their respective positions in fiscal 2007. Edward J. Fadel, the Company’s President, was appointed on May 23, 2007, Eric R. Hohl, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, was appointed on March 19, 2007 and Eric S. Salus, a non-employee director, was appointed on April 19, 2007. As of June 30, 2007, Mr. Hohl beneficially owned 1,000 shares of the Company’s common stock, and Mr. Salus beneficially owned stock options for 2,917 shares of the Company’s common stock. Mr. Fadel did not own any stock options or shares of common stock as of June 30, 2007.

(15)	This information is based upon a Schedule 13D/A filed with the Securities and Exchange Commission on April 12, 2007. This Schedule 13D/A was filed jointly by Knightspoint Partners II, L.P., Knightspoint Capital Management II LLC, Knightspoint Partners, LLC, Michael Koeneke, David Meyer, Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Black Sheep Partners, LLC, Black Sheep Partners II, LLC and Brian Black (collectively, the “Knightspoint Group”). As of April 12, 2007, the Knightspoint Group owned an aggregate of 2,148,599 shares.

(16)	This information is based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 9, 2007. As of December 31, 2006, Dimensional Fund Advisors LP has sole voting and investment power of the 1,222,332 shares that it beneficially owned, and, as a company registered under the Investment Advisors Act of 1940, disclaims beneficial ownership of these shares.

(17)	This information is based upon a Schedule 13G/A filed by Heartland Advisors, Inc. and William J. Nasgovitz with the Securities and Exchange Commission on February 13, 2007. Mr. Nasgovitz is the President and principal shareholder of Heartland Advisors, Inc. Heartland Advisors, Inc. and Mr. Nasgovitz have shared dispositive power for 1,044,737 shares and shared voting power for 976,329 shares. Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of any of the shares reported in such Schedule 13G/A.

(18)	This information is based upon a Schedule 13G/A filed by Disciplined Growth Investors, Inc. with the Securities and Exchange Commission on May 2, 2007. As of March 31, 2007, Disciplined Growth Investors, Inc. had the sole voting and investment power of the 897,875 shares reported as beneficially owned.

(19)	This information is based upon a Schedule 13G filed by Diker Management, LLC, Diker GP, LLC, Charles M. Diker and Mark N. Diker, as a group, with the Securities and Exchange Commission on January 29, 2007. As of January 18, 2007, Diker Management, LLC, Diker GP, LLC, Charles M. Diker and Mark N. Diker had the shared voting and investment power of the 725,757 shares reported as beneficially owned, and, as affiliates of a registered investment advisor under the Investment Advisors Act of 1940, disclaim beneficial ownership of these shares.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the rules promulgated thereunder, and the requirements of NASDAQ, executive officers and directors of the Company and persons who beneficially own more than 10% of the common stock of the Company are required to file with the Securities and Exchange Commission and NASDAQ and furnish to the Company reports of ownership and change in ownership with respect to all equity securities of the Company.
     Based solely on its review of the copies of such reports received by the Company during or with respect to the fiscal year ended October 31, 2006 and/or written representations from such reporting persons, the Company believes that its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to such individuals, except that Mr. Slack inadvertently filed a late Form 3, the initial statement of beneficial ownership. Mr. Slack has since filed his initial statement of beneficial ownership.

Performance Graph
     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder returns on the Company’s common stock over a five-year period with the cumulative total return of the Nasdaq Stock Market (U.S. Companies) and the stocks of companies in the same Standard Industrial Classification as the Company (SIC 2300-2399). The graph assumes that $100.00 was invested on October 31, 2001 in the Company’s common stock and each index and that all dividends were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast nor are they necessarily indicative of possible future performance of the Company’s common stock .
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Ashworth, Inc., The NASDAQ Composite Index
And SIC Code 2300 — 2399

*	$100 invested on 10/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending October 31.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     The Company’s subsidiary, Gekko Brands, LLC, leases its Phenix City, Alabama distribution facility from STAG II Phenix City, LLC, which purchased the building in fiscal 2006 from 16 Downing, LLC, which was a related party owned by certain members of Gekko Brands, LLC’s management. Total payments under the operating lease for this facility made during the fiscal years ended October 31, 2006, 2005 and 2004 were $400,000, $400,000 and $133,000, respectively. The lease agreement requires monthly payments of $33,000 through June 6, 2012.
     Seidensticker (Overseas) Limited (“Seidensticker”), a supplier of inventoried products to the Company, owned approximately 5% of the Company’s outstanding common stock at October 31, 2006. Additionally, the Chief Executive Officer of the Seidensticker Group was elected to the Company’s Board of Directors effective January 1, 2006. During the years ended October 31, 2006, 2005 and 2004, the Company purchased approximately $1,571,000, $5,800,000 and $4,000,000, respectively, of products from Seidensticker. The Company believes that the terms upon which it purchased the inventoried products from Seidensticker are consistent with the terms offered to other, unrelated parties.
     On May 5, 2006, the Company entered into a settlement agreement (the “Agreement”) with Knightspoint Partners II, L.P. and certain other entities and individuals, including Mr. Peter M. Weil and Mr. David M. Meyer (collectively, the “Knightspoint Group”) under which, among other matters, the Company agreed to appoint Mr. Weil and Mr. Meyer to its Board of Directors effective May 8, 2006. Pursuant to the Agreement, the Company reimbursed Knightspoint Group for its actual expenses incurred in connection with the proxy contest in the amount of approximately $165,000. Mr. Meyer is a managing member of Knightspoint Partners LLC, an affiliate of Knightspoint Partners II, L.P. Mr. Meyer currently serves as a director on the Company’s Board.
     On September 12, 2006, concurrent with his appointment to the Office of the Chairman, Mr. Weil, who is currently CEO and a director of the Board, entered into an agreement with the Company to provide consulting services on corporate management and operations and decision-making within the Office of the Chairman (the “Weil Agreement”). Mr. Weil was paid approximately $48,000 for such services for the period of September 12, 2006 through October 29, 2006. Mr. Weil also received an option grant to purchase 25,000 shares with an exercise price of 100% of then-current fair market value, 12,900 of which vested and 12,100 were terminated as of October 30, 2006 pursuant to the terms of the Weil Agreement. The Weil Agreement was terminated upon Mr. Weil’s appointment as Chief Executive Officer effective October 30, 2006.
     On June 5, 2007, Eric S. Salus entered into an agreement with the Company dated as of June 1, 2007 whereby Mr. Salus will provide consulting services relating to corporate management and operations (the “Salus Agreement”). All assignments under the Salus Agreement must be approved by mutual agreement of Mr. Salus and the Chief Executive Officer of the Company. Mr. Salus has agreed to provide such services for five (5) business days per calendar month. The consulting engagement under the Salus Agreement shall continue until March 30, 2008, but may be earlier terminated by either party with 60-days notice.
     In consideration of the time commitments associated with the duties under the Salus Agreement, Mr. Salus shall be compensated for the duration of service under this Agreement with (a) an upfront, non-refundable, one-time cash retainer of $25,000, and (b) an additional cash retainer of $15,500 per month, payable at the end of each month of service. The foregoing cash compensation will be in addition to, and not in lieu of, any and all cash compensation paid to Mr. Salus for his continuing service on the Board. Provided that he submits verification of expenses as the Company may reasonably require, Mr. Salus shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with the performance of his services under the Salus Agreement.
     As additional compensation under the Salus Agreement, the Company granted to Mr. Salus a non-qualified stock option grant covering 10,000 shares of Ashworth’s common stock, with an exercise price equal to 100% of the fair market value of the common stock on the date of grant. The foregoing option shall vest 50% on September 30, 2007 and 50% on March 31, 2008. Except in the context of a “Change in Control” as described below, vesting shall cease upon termination of the Salus Agreement, for any reason, and the vested portion of the option shall remain exercisable for a period of five (5) years after the date of grant. The foregoing option grant is in addition to, and not in lieu of, any and all stock option grants to Mr. Salus for his continuing service on the Board.
     In the event that the Company terminates the Salus Agreement prior to March 31, 2008 but on or after a “Change in Control,” (a) all of Mr. Salus’ non-qualified stock options granted under the Salus Agreement shall become immediately vested, and (b) all monthly retainers that are due and those that would become payable assuming the Salus Agreement’s term continued to March 31, 2008 shall become immediately due and payable.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered public accounting firm
     Consistent with the rules and regulations of the Securities and Exchange Commission regarding auditor independence and the Audit Committee Charter, the Audit Committee has the responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the independent registered public accounting firm’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company and staffing, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.
Change in Independent Registered Public Accounting Firm
     Pursuant to its periodic review of its outside audit requirements, the Audit Committee of the Company’s Board requested proposals for its independent audit services and interviewed several accounting firms in connection with selecting the Company’s independent auditor for its 2005 fiscal year. As a result of this process, on March 16, 2005, the Audit Committee dismissed

KPMG LLP (“KPMG”) as the Company’s independent auditor and approved the engagement of Moss Adams, effective March 17, 2005, to serve as the Company’s independent auditor for its fiscal year ended October 31, 2005. Pursuant to the Audit Committee’s Charter, which grants the Audit Committee the sole authority to terminate and to appoint the Company’s independent auditor, the dismissal of KPMG and the appointment of Moss Adams was approved solely by the Audit Committee.
     The reports issued by KPMG on the financial statements of the Company for the fiscal years ended October 31, 2004 and 2003 did not contain any adverse opinion or a disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope or accounting principles. During the fiscal years ended October 31, 2004 and 2003, and the subsequent interim period through March 16, 2005, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports. In addition, during the fiscal years ended October 31, 2004 and 2003 and the subsequent interim period through March 16, 2005, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
     During the fiscal years ended October 31, 2004 and 2003, and the subsequent interim period through March 16, 2005, the Company did not consult with Moss Adams with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Independent Registered Public Accounting Firms’ Fees and Services
     Set forth below are the aggregate fees paid or accrued for professional services rendered to the Company by Moss Adams, the Company’s independent registered public accounting firm for fiscal years 2006 and 2005, and KPMG LLP (“KPMG”), the Company’s independent auditor for fiscal year 2004.

	Fiscal Years Ended October 31,
	2006	2005
Audit Fees – KPMG(1)	$25,000	$287,700
Audit Fees – Moss Adams(1)	691,216	455,616
Audit-related Fees – Moss Adams(2)	13,000	12,000
Tax Fees – KPMG(3)	26,330	–

Total Fees	$755,546	$755,316

(1)	Audit fees represent fees billed for professional services rendered by the Company’s independent registered public accounting firm for the audits of the Company’s annual financial statements and internal control over financial reporting, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, auditors’ consents and statutory audits and other SEC filings.

(2)	Audit-related fees consisted primarily of employee benefit plan audits.

(3)	For fiscal years 2006 and 2005, the Company retained an outside consultant to provide the tax compliance and tax consulting services except for the $26,330 paid to KPMG in fiscal 2006 for tax compliance work for the Company’s United Kingdom subsidiary.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
     Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2008 Annual Meeting proxy solicitation materials must set forth such proposal in writing and file it with the Company’s Secretary on or before April 1, 2008. The Board will review new proposals from eligible stockholders if they are received by April 1, 2008 and will determine whether such proposals will be included in the Company’s 2008 proxy solicitation materials. A stockholder is eligible to present proposals to the Board if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of Company securities entitled to be voted at the 2008 Annual Meeting and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with the Company’s bylaws and comply with Securities and Exchange Commission regulations promulgated pursuant to Rule 14a-8 of the Exchange Act of 1934, as amended.
     If a stockholder desires to have a proposal presented at the Company’s 2008 Annual Meeting of Stockholders, including director nominations, and the proposal is not intended to be included in the Company’s related 2008 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company’s bylaws.
     According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company’s Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days in advance of the meeting; provided further, that if less than 95 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the seventh day following the earlier of the date of the first public announcement of the date of the meeting and the date on which such notice of the scheduled meeting was mailed. All stockholder proposals must include the information required by the Company’s bylaws. The address of the Company’s principal executive offices is as follows:
Secretary
Ashworth, Inc.
2765 Loker Avenue West
Carlsbad, California 92010
     Stockholders may contact the Company’s Secretary at the address set forth above for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.
ANNUAL REPORT
     The Company’s Annual Report to Stockholders for the fiscal year ended October 31, 2006, including audited financial statements, accompanies this proxy statement. Copies of the

Company’s Annual Report on Forms 10-K and 10-K/A for the fiscal year ended October 31, 2006 (without exhibits) are available from the Company without charge upon written request of a stockholder. Copies of the Form 10-K and Form 10-K/A are also available online through the Securities and Exchange Commission at www.sec.gov as well as the Company’s website at www.ashworthinc.com under the heading “Investor Info.”
INCORPORATION BY REFERENCE
     In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, which information should be considered as part of the filing that you are reading. Based upon Securities and Exchange Commission regulations, the reports of the Audit Committee and the Compensation and Human Resources Committee, beginning on pages 10 and 11, respectively, are not specifically incorporated by reference into any other filings that we make with the Securities and Exchange Commission. This proxy statement is sent to you as part of the proxy materials for the 2007 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.
OTHER MATTERS
     At the time of the preparation of this proxy statement, the Board was not aware of any other matters that will be presented for action at the 2007 Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.
By the order of the Board of Directors
/s/ Halina Balys
Halina Balys
Secretary
Carlsbad, California
July 30, 2007

Ashworth.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors*:

Nominee	For	Withhold
01 - Detlef H. Adler (Class II Director)	☐	☐
02 - Stephen G. Carpenter (Class II Director)	☐	☐
03 - Michael S. Koeneke (Class II Director)	☐	☐
04 - Eric S. Salus (Class II Director)	☐	☐
05 - Peter M. Weil (Class I Director)	☐	☐

*To elect four Class II directors of the Company to serve for the ensuing three years, and to elect one Class I director to serve until the 2009 Annual Meeting of Stockholders.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy must be signed exactly as the stockholder name appears hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Attorneys should submit powers of attorney.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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